Exhibit 10.1

AMENDMENT TO NOTE, WARRANT AND SECURITY AGREEMENT

This AMENDMENT TO SECURED CONVERTIBLE PROMISSORY NOTE, WARRANT and SECURITY AGREEMENT (this “Amendment”) is made as of September 22, 2010, by and between DayStar Technologies, Inc. (the “Company”), and Dynamic Worldwide Solar Energy, LLC (the “Holder”).

WHEREAS, the Company issued to the Holder a First Secured Convertible Promissory Note dated April 29, 2010 (as amended to date, the “Note”);

WHEREAS, the Company issued to the Holder a Warrant for the Purchase of Shares of Common Stock dated April 29, 2010 (the “Warrant”);

WHEREAS, the Company and the Holder are parties to a Security Agreement dated as of April 29, 2010 (the ‘Security Agreement”);

WHEREAS, the Company and the Holder have agreed to amend the Note to, among other things, provide that the Maturity Date (as defined in the Note) shall be January 22, 2011;

WHEREAS, the Company and the Holder have agreed to amend the Warrant to, among other things, provide that the Purchase Price (as defined in the Warrant) shall be $1.25 per share; and

WHEREAS, the Company and Holder have agreed to amend the Security Agreement to exclude certain items from the Collateral (as defined in the Security Agreement) so that the Company may sell such items;

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. The Maturity Date of the Note, as defined in Section 3(a) of the Note, is hereby amended to be January 22, 2011.

2. The following is added immediately prior to the first sentence of Section 2(a) of the Note: “At any time after the date which is 255 days after April 29, 2010,”.

3. Section 3(e) of the Note is hereby deleted and replaced in its entirety by the following:

“Prepayment. Payor may prepay all or any part of this Note only after the date which is 260 days after the issuance hereof and then only by giving Holder at least five (5) days advance written notice of Payor’s intent to prepay the Note, specifying the date on which such prepayment will be made, whereupon such Holder shall have the right to convert, pursuant to Section 2(a) above, all or any part of this Note on or before the date scheduled for such prepayment.”

4. The Company confirms that, as of the date hereof, the Conversion Price (as defined in the Note) is $0.90 per share and the number of shares of Common Stock (as defined in the Note) issuable upon conversion of the Note is 722,222; such Conversion Price and number of shares issuable upon conversion reflect adjustments in accordance with the Note and the 9:1 reverse stock split in May 2010.

5. From and after the date hereof, Section 2(f) of the Note is hereby deleted and replaced in its entirety by the following:

“Limitation on Cash Payment. If Holder elects to convert this Note prior to the Maturity Date at a price less than $0.90 per share, and on the Maturity Date Payor’s VWAP is less than $0.90 and Holder by this conversion has not been compensated for the original principal amount of the Note plus interest accrued thereon, Payor will make a cash payment to Holder of any unpaid principal amount of the Note plus any accrued and unpaid interest based upon the following calculation: ($0.90 – VWAP) x 722,222.”

6. From and after the date hereof, Section 3(b) of the Note is hereby deleted and replaced in its entirety by the following:

“Payment on Event of Merger or Acquisition. Regardless of whether Payor causes the events to occur in Section 2.d.1 above, if any consolidation with or merger of Payor with or into another corporation (other than a merger or consolidation in which Payor is the surviving or continuing corporation) or any sale, lease or conveyance to another corporation of the property of Payor as an entirety or substantially as an entirety, in either case while any principal or accrued interest remains outstanding under this Note, for a sales price equivalent to less than $0.75 per share of Capital Stock (“Sale Price”), then at Holder’s election, the Payor within a reasonable time after the completion of consolidation or merger (not to exceed 30 days) shall pay to Holder an additional sum of ($0.75 – Sales Price)* 722,222 (which represents the maximum shares of Capital Stock issuable upon conversion of the Note) (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of such class or series of Capital Stock subsequent to the date of such sale or issuance) up to a maximum of $325,000 in addition to any cash amounts payable for principal or accrued interest after conversion of the Note. This payment is to make Holder whole for its lost expectation of profit if Payor had continued as an independent entity. Payment under this Section 3.b is not considered to be the contracting for, charge or receipt of interest as contemplated in Section 12 below.”

7. The first paragraph of the Warrant is deleted in its entirety and replaced with the following:

“THIS CERTIFIES THAT, FOR VALUE RECEIVED, Dynamic Worldwide Solar Energy, LLC, or its registered assign(s) (the “Holder”), is entitled to purchase from Daystar Technologies, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions set forth in this Warrant, up to 240,741 fully paid and nonassessable shares of common stock (“Common Stock”), of the Company, at any time commencing on the date that is 255 days after April 29, 2010 (the “Commencement Date”) and expiring at 5:00 p.m. PST, on April 28, 2017 (the “Expiration Date”). The price for each share of Common Stock purchased hereunder (as adjusted as set forth herein, collectively the “Warrant Shares”) is $1.25 per share until expiration of this Warrant (as adjusted as set forth herein, the “Purchase Price”).”

8. The parties hereby exclude from the “Collateral” on Exhibit A to the Security Agreement, and agree that the Company may sell, items of furniture, fixtures or equipment to be selected by the Company to be sold in bona fide sales to third parties unaffiliated with the Company or any of its “affiliates”, provided that the only items that may be so excluded and selected by the Company shall be items of furniture, fixtures or equipment that are not expected to be needed for future operations, and provided further that such items shall have an aggregate fair market value not exceeding $100,000. The Company agrees to use all of the net proceeds of such sales for working capital purposes.

9. Except to the extent amended hereby, the Note, the Warrant and the Security Agreement shall continue in full force and effect and shall not be otherwise affected by this Amendment. The parties agree that to the extent the modifications to the Note and the Warrant made pursuant to this Agreement may result in the issuance by the Company of shares of its Common Stock in violation of stockholder approval requirements of Nasdaq Stock Market Rule 5635, the Company shall not issue such shares without first complying with such rule.

10. This Amendment has been authorized by all necessary action of the Company and the Holder and shall be governed by and construed in accordance with the laws of the State of Delaware, as such laws are applied to contracts to be entered into and performed entirely in the State of Delaware by Delaware residents. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. This Amendment may be executed by facsimile or electronic signature.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

DayStar Technologies, Inc.		Dynamic Worldwide Solar Energy, LLC

By:	/s/ Patrick J. Forkin III	By:	/s/ Brad Zackson

Name:	Patrick J. Forkin III	Name:	Brad Zackson

Title:	Sr. VP Corporate Development	Title:	Authorized Signatory

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